Exhibit

Calculation of Filing Fee Table

Schedule TO

(Form Type)

KKR Real Estate Select Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to be Paid	$61,880,152.16 (a)	0.01531%	$9,473.85 (b)

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$61,880,152.16

Total Fees Due for Filing			$9,473.85

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$9,473.85

(a)

Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of November 27, 2024, of $25.18. This amount is based upon the offer to purchase up to 2,457,512 shares of common stock, par value $0.01 per share, of KKR Real Estate Select Trust Inc.

(b)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by the Filing Fee Rate Advisory for fiscal year 2025.